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                                                                    Exhibit 8(a)

                    [THOMPSON, HINE AND FLORY LETTERHEAD]

                                August 2, 1995
                                                                  (216) 566-5500


            KeyCorp.
            127 Public Square
            Cleveland, Ohio 44114

            Gentlemen:

                                    This letter is in response to your request
            for our opinion with respect to certain Federal income tax consequences of the proposed merger of Auto Finance Group, Inc. ("AFG") with and into Key Auto, Inc., a wholly owned subsidiary of KeyCorp ("KeySub") (the "Merger") pursuant to the Agreement of Merger dated as of March 20, 1995, by and among KeyCorp, KeySub and AFG (the "Merger Agreement").
            Unless otherwise specified, the terms used herein are defined in the Merger Agreement. This opinion is effective as of the Effective Time of the Merger.

                                    In connection with the proposed Merger, you
            have informed us of the following:

                                    (a) AFG will merge with and into
                    KeySub which will be the surviving corporation, in compliance with the laws of the States of California and Ohio;

                                    (b) Pursuant to the Merger, all of the
                    assets of AFG will be transferred to KeySub and KeySub will assume all of KeyCorp's liabilities;

                                    (c) At the Effective Time, each
                    outstanding share of AFG Common Stock will be converted into a right to receive shares of KeyCorp Common Stock pursuant to a formula set forth in the Merger Agreement;

                                    (d) At the Effective Time, each holder
                    of AFG Common Stock who otherwise would have been entitled to a fraction of a KeyCorp Common Share will receive in lieu thereof a right to receive
                    cash equal to such fraction multiplied by the
                    average closing sales prices of KeyCorp Common
                    Shares as reported on the New York Stock Exchange
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     THOMPSON, HINE AND FLORY

     KeyCorp.                                                Page 2
     August 2, 1995

           on the trading day immediately proceeding the Effective Time;

                      (e) As soon as practicable at or after
           the Effective Time and upon the surrender for exchange of the certificates of AFG Common Stock, the exchange agent will distribute KeyCorp Common Stock and cash in lieu of fractional shares to holders of AFG Common Stock; and

                      (f) KeyCorp will continue to conduct
           the historic business of AFG or use a significant portion of AFG's historic business assets in a business within the meaning of Treasury
           Regulation Section 1.368-1(d).

                      This opinion is expressly contingent upon satisfaction of the continuity of interest requirement of the Treasury Regulations Section 1.368-1(b) ("Treasury Regulations"). The management of AFG has advised us that to the best of their knowledge there is no plan or intention by stockholders of AFG who own 5 percent of more of its stock and there is no plan or intention on the part of the remaining AFG stockholders, in each case, to sell, exchange or otherwise dispose of KeyCorp Common Stock received in the Merger that would result in failure to satisfy the continuity of interest requirement as prescribed in the Treasury Regulations and the Internal Revenue Service guidelines as set forth in Revenue Procedure 77-37, as modified to the date hereof.

                      In connection herewith, we have examined the Merger Agreement, the Registration Statement on Form S-4 filed by KeyCorp with the Securities and Exchange
     Commission (which contains a Proxy Statement/Prospectus) and such other documents and information as we have deemed relevant. As to questions of fact material to the opinions herein, we have relied upon representations of KeyCorp and AFG set forth in letters dated August 2, 1995 certified by their respective officers.

                      On the basis of the foregoing and subject to the conditions, qualifications and limitations set forth herein, we are of the opinion that for Federal income tax purposes:

                      (a) The Merger will constitute a
           reorganization within the meaning of
           Section 368(a) of the Internal Revenue Code 1986, as amended (the "Code"), and KeyCorp, KeySub and AFG will each be a party to the reorganization;
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     THOMPSON, HINE AND FLORY

     KeyCorp.                                             Page 3
     August 2, 1995

                    (b) Neither KeyCorp nor KeySub will
          recognize any income, gain or loss as a result of the Merger;

                    (c) No income, gain or loss will be
          recognized by the shareholders of KeyCorp as a result of the Merger.

                    This opinion does not relate to or purport to cover any matters other than the ones expressly stated herein. The opinion expressed herein is limited to the consequences of the Merger under current federal income tax law as described herein and as of the date of this opinion letter. No opinion is expressed with respect to the distribution of the Patlex Common Stock to the AFG stockholders prior to the Merger, with respect to state, local or other tax laws, nor with respect to the treatment of shares received as a result of the exercise of employee stock options. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions, or otherwise.

                                Very truly yours

                                /s/ THOMPSON, HINE AND FLORY